Exhibit 23.1
CONSENT OF LARSONALLEN LLP
We hereby consent to the use of our report dated June 24, 2010, except for Note 11, as to which the date is March 3, 2011, on the consolidated financial statements of Amcom Software, Inc. for the periods January 1, 2010 through March 31, 2010 and April 1, 2009 through December 31, 2009 and years ended March 31, 2009 and 2008 appearing or incorporated by reference in this Current Report on Form 8-K/A of USA Mobility, inc.

/s/ LarsonAllen LLP
LarsonAllen LLP
Minneapolis, Minnesota
May 5, 2011